EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999

                                                       Three Months Six Months
                                                         Ended          Ended
                                                    June 30, 1999  June 30, 1999
                                                      (000's, except share data)
 Numerator:
      Net income                                     $     3,983    $     7,458
      Less preferred stock dividends                          11             11
                                                     ===========    ===========
      Net income available to common stockholders
        for basic and diluted earnings per share     $     3,972    $     7,447
                                                     ===========    ===========
Denominator:
      Denominator for basic earnings per common
         share - weighted average shares              15,938,073     15,913,102
      Effects of dilutive securities:
        Director and employee stock options              666,407        675,296
        Restricted stock not vested                       12,031         12,085
                                                     -----------    -----------
      Total effect of dilutive securities                678,438        687,381
                                                     -----------    -----------
      Denominator for diluted earnings per common
         share - adjusted weighted average shares     16,616,511     16,600,483
                                                     ===========    ===========

      Basic earnings per common share                $      0.25    $      0.47
                                                     ===========    ===========

      Diluted earnings per common share              $      0.24    $      0.45
                                                     ===========    ===========